Exhibit 10.43

HEALTHCARE PROFESSIONAL CONSULTANT AGREEMENT

THIS HEALTHCARE PROFESSIONAL CONSULTANT AGREEMENT (this “Agreement”) is made and entered into as of October 17, 2022, by and between Ocular Therapeutix, Inc. (“Company”), a Delaware corporation having its principal place of business at 24 Crosby Dr., Bedford, MA 01730 USA and Heier Consulting, LLC, a Massachusetts LLC having its principal place of business at 300 Pier 4 Blvd., Apt. 8N, Boston, MA 02110 (“Consultant”).

IT IS AGREED:

1.	Type and Amount of Service.

1.1.

Consultant possesses certain clinical expertise in the field of ophthalmology for which the Company has established a bona fide need. Therefore, Consultant agrees to furnish the services detailed in Exhibit A, attached hereto and incorporated herein by reference (the “Services”).

1.2.

Consultant agrees to provide the Services in accordance with the terms and conditions of this Agreement, including but not limited to the terms set forth in Exhibit A. Consultant shall provide all Services in compliance with applicable laws, the PhRMA Code, and applicable, written Company instructions and Company policies and procedures that are provided to Consultant in writing in advance of the performance of the Services, including, but not limited to, any applicable provisions of the Company's Code of Business Conduct and Ethics.

2.	Compensation.

2.1.

Subject to the conditions set forth in this Agreement, Company agrees to pay Consultant the consideration specified in the attached Exhibit A for the Services that Consultant renders, which the parties agree is representative of the fair market value for such Services.

2.2.

Payment of the consideration specified in Exhibit A shall constitute full payment for Consultant’s Services to Company during the term of this Agreement, and Consultant shall not receive any additional benefits or compensation for such Services, unless otherwise agreed in writing by the parties.

2.3.

No amount paid or reimbursed by or on behalf of Company hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce or reward Consultant for the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

2.4.

Consultant shall provide Company with invoices on a monthly basis documenting the Services provided by Consultant to RGurses-Ozden@ocutx.com with a copy to AP@ocutx.com and to such other address as the Company may direct. Each invoice shall be in a form satisfactory to the Company and, consistent with the example attached hereto as Exhibit B, shall describe ,in reasonable detail, the Services performed, the fees due, the dates upon which Services were rendered and the number of hours spent on each task related to the Services. Consultant shall establish and maintain records for the Services in reasonable detail to support the invoice and, in the case of the reimbursement of expenses in accordance with Section 2.5, accompanied by reasonable documentation for reimbursable expenses, and Consultant shall provide such records to Company upon Company’s reasonable request. Such records may be in the form of email messages or slides, where appropriate. Company shall review Consultant’s invoices for approval and payment and shall notify Consultant within fifteen (15) days of receipt if it disputes any portion of an invoice, after which the parties will use good faith efforts to resolve the dispute as soon as practicable. Payment of undisputed amounts will be made by Company to Consultant within 30 days after Company’s receipt of the invoice.

2.5.

Subject to the requirements or restrictions of applicable law and PhRMA Code, Company will reimburse Consultant for reasonable and necessary expenses actually incurred by Consultant in connection with Consultant’s furnishing of the Services requested by Company as long as: (a) Consultant obtained advance written consent from Company; (b) Consultant provides Company with appropriate documentation, including originals or copies of receipts, for such expenses; and (c) the expenses comply with all Company requirements related to expense reimbursements for consultants including the Company’s then-current external consultant travel and expense reimbursement policy that is provided by Company to Consultant. In no event will Company reimburse Consultant for expenses related to (a) travel or subsistence expenses for spouses or guests; (b) secretarial or word processing services; (c) staff services; (d) computer time; (e) express delivery services; (f) facsimile charges; or (g) photocopying. Company reserves the right to audit the expenses claimed by Consultant at any time upon advance written notice and during mutually convenient times during the term of this Agreement.

2.6.

Consultant acknowledges and agrees that Company has the right to capture, maintain and publicly disclose, as required under all applicable laws regulations and PhRMA Code : (a) the existence and nature of Consultant relationship as a consultant to Company; (b) actual Services rendered by Consultant hereunder; and (c) direct and indirect payments, transfers of value, and other compensation, ownership or investment interest provided to Consultant by Company. Additionally, as deemed required by law by Company , Consultant shall notify state authorities of Consultant’s relationship with Company and of receipt of compensation under this Agreement.

3.	Term and Termination.

3.1.

This Agreement shall be deemed effective, and Consultant shall be deemed to have begun providing Services to Company hereunder, as of July 1, 2022, and the term of this Agreement and Consultant’s consulting hereunder shall continue until June 30, 2023 (the “Term”) under the terms of this Agreement, unless this Agreement is terminated earlier as provided herein (the term of this Agreement). The Agreement shall automatically renew for additional one-year intervals through June 30, 2026, unless earlier terminated as provided herein.

3.2.	Company and Consultant may terminate this Agreement with or without cause upon thirty (30) days’ written notice to the other party.

3.3.

In the event of termination of this Agreement, any and all obligations that either party may otherwise have under this Agreement shall cease immediately except that Company agrees to pay Consultant for all fees and expenses due at the time of termination for Services performed by Consultant in accordance with the terms and conditions of this Agreement prior to the termination of this Agreement.

3.4.	The provisions of Sections 2.1, 3. 3, 4, 7, 15 of this Agreement shall survive the termination of this Agreement.

4.	Independent Contractors.

4.1.

This Agreement, in accordance with the mutual intentions of Company and Consultant, establishes between them an independent contractor relationship, and all terms and conditions of this Agreement shall be interpreted in light of that relationship.

4.2.	This Agreement does not create an employment, agency or partnership relationship. As an independent contractor, Consultant fees and expenses are limited to those expressly stated in this Agreement.

4.3.	Consultant shall not participate in or be entitled to Company’s fringe benefit plans or any other compensation or benefit plans Company maintains for its own employees.

4.4.	In conformity with Consultant’s independent contractor status and without limiting any of the foregoing:

(a)	Consultant understands that no deduction or withholding for taxes or contributions of any kind shall be made by Company with respect to the compensation hereunder;

(b)

Consultant agrees to accept liability for the payment of all applicable taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant or Consultant’s agents, if any, and to reimburse and indemnify Company for any such taxes or contributions or penalties which Company may be compelled to pay with respect to the compensation hereunder; and

(c)	Consultant agrees to take all action and comply with all applicable administrative regulations necessary for the payment by Consultant of such taxes and contributions.

4.5

Neither party is authorized by this Agreement or with respect to the Services to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner.

4.6

Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services, provided that Consultant shall not use any of the following in the performance of the Services any direct or indirect financial support received from any third party, including without limitation any academic or not-for-profit institution with which Consultant may be affiliated, including the Board (the “Other Entity”). In performing the Services, the amount of time devoted by the Consultant to the performance of the Services on any given day will be entirely within Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. Consultant will provide all equipment and supplies required to perform the Services. Upon reasonable advance written notice, Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

4.7

In the performance of the Services, Consultant has the authority to control and direct the performance of the details of the Services. However, the Services contemplated by the Agreement must be performed in accordance with the terms and conditions of this Agreement.

4.8

Neither party shall use the other party's or its employees’ or officers’ trade names, trademarks, service names or service marks without the prior written approval of the other party; provided, however, that notwithstanding the foregoing, the Company agrees that Consultant shall be permitted to disclose Consultant’s relationship with the Company in conflict of interest disclosure statements to the extent required by Ophthalmic Consultants of Boston.

4.9

Consultant shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim, demand, liability, damage, cost or expense (including without limitation reasonable attorneys’ fees) resulting from Consultant’s failure to pay legally required taxes and associated penalties and payments with respect to the compensation hereunder.

5.	Compliance with Law and Conflicts of Interest.

5.1.

Consultant shall perform the obligations set forth in this Agreement in conformance with all laws, rules and regulations, and all professional standards, applicable to the Services, including but not limited to the Federal anti-kickback statute, the Federal Physician Payments Sunshine Act (and similar state laws), and the U.S. Food, Drug and Cosmetic Act, as amended from time to time. Consultant agrees that during the term of this Agreement, he will not prescribe, recommend, sell, or purchase any Company product (including but not limited to Dextenza or ReSure), and Consultant agrees to not influence any healthcare professional to do any of the foregoing, for any Company product (including but not limited to Dextenza or ReSure). Further, Consultant agrees to not serve as a clinical investigator or serve on a Data Safety Monitoring Board for a Company sponsored or funded trial during the term of this Agreement. The parties intend for this Agreement to comply with the personal services safe harbor, 42 C.F.R. § 1001.952(d), under the Federal anti-kickback statute. The aggregated Services do not exceed that which is reasonably necessary to accomplish the commercially reasonable business purpose of the Company and the Services do not involve the counseling or promotion of a business arrangement that violates any applicable laws. The fees set out in Exhibit A are consistent with fair market value, negotiated at arm's-length, and is not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid, or other Federal health care programs.

5.2.

Consultant shall not make any payment or provide any gift to a third party in connection with the performance of Services under this Agreement, except as expressly permitted in this Agreement, without first identifying the intended third-party recipient to Company and obtaining Company's prior written approval. Consultant shall notify Company immediately upon becoming aware of any breach of Consultant's obligations under Section 5.

5.3.	Consultant represents, warrants and covenants that Consultant:

(a)	Has a valid state medical license;

(b)	Has not been subject to disciplinary action by any state licensing authority;

(c)

Is not presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from entering into this Agreement or performing the Service by the U.S. Food and Drug Administration, or any Federal or State law, regulation, or action, including but not limited to 21 U.S.C. § 335a(a) and (b), or by any applicable international laws, regulations or actions;

(d)	Has not been convicted of a criminal offense related to healthcare;

(e)	Has not been convicted of a felony;

(f)	Has not been placed on a state or foreign government’s prohibited vendor list; or

(g)

Has not engaged in any conduct or activity which could lead to any of the above mentioned disqualification or debarment actions and that Consultant has no notice that the FDA or any other domestic or international regulatory authority intends to seek disqualification or debarment.

In the event that either Consultant becomes debarred, or if any action, suit, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Consultant’s knowledge, threatened, that would make Consultant a debarred person or would preclude Consultant from performing the Services, Consultant shall notify Company promptly. Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, any such event constitutes grounds for Company to terminate this Agreement immediately upon written notice to Consultant.

5.5

Consultant warrants and represents that to the best of Consultant’s knowledge no conflict of interest exists as between this Agreement and any other professional engagement, including Consultant’s role on the Company's Board of Directors, or agreement to which Consultant is a party and that there are no other lawful restrictions of any kind with respect to Consultant's performance of the Services and the acceptance of related compensation. Each party will keep the other party informed of any changes in circumstance that could lead to a conflict of interest between Consultant and Company and if in doubt, a party will inform the other party to ascertain if there is an unacceptable conflict of interest between Company and Consultant.

5.6

Consultant represents and warrants that if Consultant is an employee of an educational or not-for-profit institution or any other third party and is required by such third party to disclose any proposed agreements for Services as contemplated herein, Consultant shall make such disclosure in accordance with the policies and procedures of such third party and shall have obtained the prior written approval to enter into this Agreement by such third party, if required.

5.7

Consultant represents and warrants that if Consultant is a member of the committee of any entity that sets formularies of covered medicines (e.g., formulary committee or Pharmacy & Therapeutics committee), or develops clinical guidelines or treatment protocols or standards, Consultant shall comply with the disclosure requirements of the respective committee(s) and, at a minimum, shall follow the procedures of such committee and shall disclose to such committee (a) that Consultant provides Services to Company and (b) the nature of such Services. The obligation to disclose to such committee as contemplated above shall extend for two (2) years beyond the termination or expiration of this Agreement, or such longer period of time as required by such committee. If and to the extent that the procedures or disclosure requirements of any committee(s) referenced above of which the Consultant is a member requires the Consultant to disclose Confidential Information to such committee(s), the Consultant will notify Company of such procedure or requirement reasonably in advance of making such disclosure, to the extent not prohibited by the policies of such committee(s).

5.8

Consultant hereby represents that, except as Consultant has disclosed in writing to the Company, Consultant is not bound by the terms of any agreement with any third party, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Consultant represents that Consultant will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

6.	Reporting.

In the event that Consultant, in the course of providing Services, learns of any adverse events or product defects related to a product, Consultant shall promptly report such adverse event or product defect to his or her designated contact person at Company.

7.	Data Protection.

Company and its duly authorized agents, employees and service providers will process Consultant’s personal data prior to, during and after the performance of this Agreement. Such data may include name, contact information, educational background, work experience, publications, performance information, and other information that may identify Consultant that is relevant to the Services (the “Personal Data”). Company may process (including use, disclosure or transfer) Consultant's Personal Data as necessary only for the following purposes: (i) the administration and management of Consultant's engagement by Company; and (ii) compliance with applicable regulations and laws (the "Purposes").

Consultant acknowledges that Company's collection, storage, use, disclosure and processing of Consultant's Personal Data is necessary for the Purposes and Consultant hereby consents to such collection, storage, use, disclosure and processing.

8.	Property and Ownership.

8.1.

All materials, documents, information, descriptions and suggestions of every kind supplied to Consultant by Company or Company’s agent in connection with and/or pursuant to this Agreement or the relationship established between Consultant and Company (including, without limitation, any such materials, documents, information, descriptions and suggestions supplied to Consultant by Company before the execution of this Agreement) are the sole and exclusive property of Company, and Company shall have the right to make whatever use it deems desirable of any such materials, documents, information, descriptions and suggestions.

8.2.	All information of whatever type developed by Consultant in the performance of the Services (“Deliverables”) pursuant to this Agreement is the exclusive property of Company.

8.3.

Upon expiration or termination of this Agreement and at Company’s expense, Consultant shall return to Company all Company Materials as directed in writing by Company and provide written certification of such disposal if requested by Company.

9.	Publications.

9.1.

Consultant may not publish or publicly disclose in any way without the prior written consent of Company, which consent Company may withhold in its sole discretion, any material or manuscript disclosing Consultant’s Services hereunder and/or any Deliverables.

9.2.

Except as required by applicable regulations and laws, neither party shall use the other party’s name or logo without the prior written approval of the other party, which approval the other party may withhold in its sole discretion.

10.	Assignment of Work Product.

in and to all work performed, materials, writings, documents, formulas, designs, models, drawings, photographs, reports, information and suggestions, design inventions and other inventions made, conceived or reduced to practice or authored by Consultant or any of Consultant’s agents, either solely or jointly with others, in connection with and/or pursuant to this Agreement

10.1.All inventions, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the term of this Agreement and in the course of performing the Services hereunder or (ii) during or after the term of this Agreement, if resulting or directly derived from Confidential Information as defined below (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant further acknowledges that each original work of authorship which is made by Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

10.2.Upon the written request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to reasonably assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention, provided that Company reimburses Consultant for all reasonable time spent and costs incurred in providing such assistance. Consultant also hereby waives all claims to moral rights in any Inventions.

10.3.Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

11.	Acknowledgement of Confidentiality.

11.1.Consultant acknowledges that Consultant has been or may be exposed to Confidential Information of Company in the course of the performance of the Services hereunder. “Confidential Information” includes (a) any and all information disclosed by Company or Company’s agent to Consultant in any form in connection with the performance of the Services hereunder, including Company’s data, know how, business plans, marketing and promotional information, sales and distribution information, information systems information, compound or product information, research and development information, clinical trials information and intellectual property information, whether proprietary to Company or which Company is obligated to keep confidential, and any physical substances provided to Consultant by Company and (b) any and all Deliverables and Inventions.

11.2.Notwithstanding anything herein to the contrary, Confidential Information shall not include information that: (a) is publicly, unless such information becomes known through Consultant’s breach of this Agreement; (b) Consultant can demonstrate by written records that was in the lawful possession of Consultant prior to its disclosure by or on behalf of Company; (c) Consultant lawfully receives the Confidential Information from a source other Company who does not have a direct or indirect obligation of confidentiality to Company; or (d) is made by Consultant without use of any Confidential Information.

11.3.Consultant agrees to keep and maintain Confidential Information in confidence and not to use Confidential Information except for the performance of Services for Company. Consultant shall not disclose, under any circumstances, Confidential Information to others who are not subject confidentiality provisions with Company without the prior written consent of Company.

11.4.Notwithstanding its obligations under this Section, if Consultant is legally required pursuant to a valid subpoena, court order or other legal process to make any disclosure of the Confidential Information, Consultant may furnish that portion (and only that portion) of the Confidential Information that Consultant is legally compelled to disclose subject to the following conditions:

11.5.To the extent Consultant is legally permitted to do so, Consultant promptly notifies Company in writing of the requirement; and

11.6.Upon the reasonable written request and expense of Company, Consultant cooperates with Company in any lawful efforts by Company to obtain a protective order or other legally- binding assurance that confidential treatment will be accorded to any Confidential Information that is disclosed.

11.7.Nothing herein shall be construed as giving to Consultant any right, title, interest in, or ownership of Confidential Information, or any rights to any license under any patent rights that Company may or hereafter hold.

12.	Assignment & Delegation.

Neither party may assign this Agreement without the prior written consent of the other party.

13.	Medical Practice.

The parties acknowledge that Ophthalmic Consultants of Boston (“Medical Practice”) is not a party to this Agreement and that this Agreement is a private contract between Consultant and Company.  Medical Practice shall exercise no authority or control over Consultant in Consultant’s performance of Services under this Agreement.  As such, Consultant and Company agree that Medical Practice shall have no liability or responsibility whatsoever to Company or Consultant with respect to this Agreement or Services.  The contact information of Consultant, including office address, e-mail address, and telephone number at Medical Practice, may be identified or used by Consultant in connection with this Agreement for the sole purpose of allowing convenient communications between Company and Consultant and does not in any way alter this section.

14.	General Provisions.

14.1.Non-Waiver of Rights. No failure or delay on the part of either party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right by a party will preclude that same party from exercising or enforcing that right or any other right under this Agreement. Waiver by a party of any provision under this Agreement in one instance will not preclude that party from enforcing in the future such right or any other right under this Agreement.

14.2.Governing Law and Jurisdiction. The laws of the State of Massachusetts (without giving effect to its conflict and choice of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement. The parties and their agents hereby consent to the exclusive jurisdiction and venue of the state or federal courts located in Massachusetts for the purpose of resolving all such disputes and agree to waive any objection to personal jurisdiction in such courts and that such courts are not a proper or convenient forum. Each of the parties hereto consent to process being served in any proceeding arising out of or relating to this Agreement by mailing, certified mail, return receipt requested, a copy thereof to such party at the address set forth in this Agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof.

14.3.Notice. Any report or notice required or permitted under this Agreement is effective when received. All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or by expedited delivery service or facsimile transmission addressed to the parties (and in the case of Company, with a copy to Chief Financial Officer, dnotman@ocutx.com and to General Counsel, pstrassburger@ocutx.com) at their respective addresses as set forth in this Agreement.

14.4.Headings. The headings of Sections in this Agreement are for convenience of reference only and do not affect or alter this Agreement’s construction or interpretation.

14.5.Severability. Any provision in this Agreement found by a court of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect, provided that any such modification is consistent with the purposes and objectives of this Agreement and does not impose upon either Party any obligation that is greater or less than the obligation that would have been imposed by the invalidated or modified provision.

14.6.Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to its subject matter and supersedes all prior agreements and understandings, whether written or oral, regarding such subject matter of this Agreement. This Agreement may be amended only by a written instrument signed by Company and the Consultant.

14.7.Successors. This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each Party shall inure to the benefit, and be the burden of, and shall be binding upon their respective successors (including by operation of law) and permitted assigns.

14.8.Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

14.9.Remedies. Consultant acknowledges that any breach of the provisions of Sections 5-15 of this Agreement may result in serious and irreparable injury to the Company for which the Company may be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy the Company may have under applicable law, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by applicable law) without the necessity of proving actual damages or posting a bond.

15.	Indemnification; Insurance; Liability

A.

Company shall indemnify, defend and hold harmless Consultant against any and all claims, losses, damages, liabilities, judgments and expenses (including reasonable attorneys’ fees and costs of litigation) (collectively, “Claims”) initiated by any third party against Consultant arising from (a) Consultant’s performance of the Services in accordance with this Agreement other than such Claims that may result from or arise out of the bad faith, negligence or misconduct of Consultant; provided that it shall be a condition to such indemnification that Consultant (a) provide prompt written notice to Company of the applicable Claim; (b) cooperate with Company, at Company’s expense, in the defense of such Claim by the Company; and (c) not settle or compromise such Claim without Company’s prior written consent.

B.

Company shall maintain in full force and effect product liability insurance and general liability insurance with limits sufficient to cover its indemnification obligations set forth herein, or alternatively a program of self-insurance sufficient to cover its indemnification obligations set forth herein.

C.

Neither Party shall be responsible or liable to the other Party with respect to the subject matter of this Agreement for any indirect, incidental, special or consequential damages, including, but not limited to, loss of profits or loss of revenues.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

OCULAR THERAPEUTIX, INC.

By:	/s/ Donald Notman
Name:	Donald Notman
Title:	Chief Financial Officer
Date:	October 17, 2022

HEIER CONSULTING, LLC

By:	/s/ Jeffrey Heier, MD
Name:	Jeffrey S. Heier
Title:	Founder and President
Date:	October 17, 2022

State of Medical License: Massachusetts
License Number: 150972

EXHIBIT A—DESCRIPTION OF SERVICES

1.	Services.

Consultant shall provide advice or expertise on one or more of Company’s development-stage drug or medical device products relating to retinal diseases or conditions (each a “Product”), enabling Consultant to work as a consultant with respect to the Product, which may include protocol review, clinical study development, scientific advice, New Drug Application development, non-promotional speaking engagements, advisory boards, and/or other services concerning the Product. Consultant shall not provide advice or expertise regarding Company’s commercial product(s). The duties and obligations in the Agreement are in addition to Jeffrey S. Heier’s duties and obligations as a Director of Ocular Therapeutix, Inc., and only relate to the services performed by him under this Agreement.

Specifically, Company is engaging Consultant to provide the following services:

●	Serve as one of Company’s advisors concerning retinal diseases and conditions
●	Clinical development strategy for OTX-TKI in AMD, DME, RVO, and other diseases and conditions
●	Clinical development strategy for other OTX back-of-the-eye therapeutic programs relating to the retina, including, but not limited to, complement inhibition in dry AMD
●	Protocol development to support clinical development strategy
●	KOL engagement with retina specialists and other key stakeholders
●	Planning and execution of advisory boards to support back-of-the-eye clinical programs
●	Competitive intelligence
●	Participation in new product planning for back-of-the-eye opportunities and diligence on potential business development transactions
●	Participation in meetings with FDA as appropriate
●	Other requests for advice as presented by the Company to Consultant from time to time
●	Other strategic initiatives as needed to support the back-of-the-eye programs
●	Discussion with current (or potential future) investors relating to our OTX-TKI program or potential future retina programs
●	Participation in quarterly earnings calls
●	Participation in certain investor conferences as agreed to in advance

Consultant’s main points of contact at the Company shall be Antony Mattessich, CEO, Rabia Gurses-Ozden, Chief Medical Officer, and Christopher White, Chief Business Officer. The Company will discuss requests to perform such Services with Consultant, which shall thereafter be memorialized by Dr. Gurses-Ozden or her designee in writing.

2.	Fees & Hours.

From the effective date of July 1, 2022, until October 31, 2022, Consultant has worked or will work a total of 55 hours.

From November 1, 2022, until June 30, 2023, Consultant will work five (5) hours per month for a total of 40 hours.

For the first year of the Agreement, Consultant will be compensated at an hourly rate of $500/hour. Compensation for the period of July 1, 2022, until October 31, 2022, shall be paid within 30-days of execution of the Agreement by both Parties. Compensation for the period of November 1, 2022, until June 30, 2023, shall be payable on a monthly basis, in the amount of $2,500 in accordance with Section 2.4.

In addition, subject to Board approval, the Company will grant to Dr. Heier an option to purchase 16,000 shares of the Company’s common stock (the “Option”). The Option shall have a present value as determined by an objective methodology (e.g., Black-Scholes Model) adopted by the Company and documented in writing. The Option is subject to adjustment for stock splits, combinations or other recapitalizations. The exercise price per share of the Option shall be equal to the last reported sale price per share of the common stock on the Nasdaq stock exchange (for the primary trading session) on the effective date of grant of the Option. Subject to Consultant’s continued Service to the Company under the Agreement, the Option shall vest in equal monthly installments over four years. The Option shall be issued pursuant to the Company’s 2021 Stock Incentive Plan, as such plan may be amended from time to time, and will be subject to all of the terms and conditions set forth in such plan and the stock option agreement covering the Option. The Option shall be a non-statutory stock option under United States federal tax laws. If Company terminates this Agreement prior to June 30, 2023, Consultant will retain a prorated portion of the Option based on the extent of Consultant’s performance under this Agreement.

Company and Consultant will confer periodically, but not less than quarterly to confirm that Consultant is working the agreed upon hours. If the number of hours worked deviates from the hours set forth above, or if the Agreement is terminated, the Parties shall meet and agree to appropriate adjustments to ensure Consultant receives compensation at fair market value.

The parties agree to renegotiate Fees and Stock Options after year one of the Agreement; however, the total of both will remain within fair market value. Further, such renegotiated Agreement will not revoke already granted stock options and will not decrease the monthly or hourly fees paid to Consultant, provided such rates are within Fair Market Value.

All amounts payable are exclusive of state and federal taxes. Consultant shall be responsible for the payment of applicable taxes levied or based upon income derived from Company for any services provided under this Agreement including, but not limited to FICA and federal, state and local income taxes, unemployment insurance taxes, and any other employment taxes or levies.

Accepted and Agreed To:

Name:	/s/ Donald Notman
Donald Notman
Date:	October 17, 2022

Name:	/s/ Jeffrey Heier, MD
Jeffrey Heier
Date:	October 17, 2022

EXHIBIT B—EXAMPLE INVOICE

The example invoice entries below are representative of the type of information and reasonable level of detail that the Company expects that Consultant will include on each invoice. The Company will review invoices for compliance with this standard.

Date	Hours Worked	Description of Services
E.g., 9/1/22	3 hrs	Call with J. Smith re participation in upcoming FDA meeting
E.g., 9/1/22	1 hr	Participate in Ocular earnings call
E.g., 9/5/22	1.5 hrs	Review emails regarding clinical development strategy for OTX-TKI in AMD